Exhibit 99.1

LINCOLN FINANCIAL GROUP SENIOR VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER DOUGLAS N. MILLER TO RETIRE IN MARCH 2016

Company Names Current Vice President and Assistant Controller Christine A. Janofsky as Successor

RADNOR, Pa., October 5, 2015 - Lincoln Financial Group (NYSE: LNC) announced today that Douglas N. Miller, senior vice president and chief accounting officer, will retire on March 31, 2016, after more than 30 years with the company. At the same time, Lincoln Financial announced that Christine A. Janofsky, currently vice president and assistant controller, will succeed Miller when he formally leaves the organization.

"Doug's commitment and contributions to the company during his tenure have been outstanding. He has always been focused on creating value for our shareholders, partners and employees through sound business judgment, exceptional execution and an unwavering commitment to those he leads," said Randal J. Freitag, executive vice president and chief financial officer for Lincoln Financial Group. "While I am saddened that Doug has decided to retire, I am also excited for him to pursue his many other passions.  On behalf of the senior management team and all Lincoln Financial employees, I would like to thank him for his many contributions over the years."

Miller, 57, joined Lincoln Financial in 1984 as an advanced staff auditor in Fort Wayne, IN. During his tenure, he held multiple positions with increasing responsibility within the company's Finance organization. Miller was promoted to assistant vice president of Financial Reporting in 1994, and then to assistant controller in 1998. A year later, he was promoted to controller, before assuming responsibility for the chief accounting officer role in 2004.

Janofsky, 37, joined Lincoln Financial in 2013 as vice president and assistant controller. Her responsibilities have included leading SEC/GAAP reporting; statutory reporting and close; investment accounting; reinsurance accounting and administration; broker-dealer accounting and reporting; accounting policy; financial planning and analysis; and separate account financial operations teams.  Prior to joining Lincoln Financial, Janofsky served as vice president at Fidelity & Guaranty Life, where she was responsible for equity risk management; investment accounting; corporate treasury; reinsurance; internal controls; internal audit; expenses; and accounts payable. She also held a number of leadership roles earlier in her career at Nationwide Insurance, including associate vice president and enterprise controller.

"Christine's upcoming appointment speaks to her accomplished background, as well as to Lincoln's commitment to develop and advance talent," said Freitag. "Since she joined the company, Christine has successfully demonstrated that she has all the requisite skills to effectively and seamlessly succeed Doug. I could not be more pleased with our selection, and I look forward to the expanded contributions she will make when she officially assumes her new role."

Janofsky earned dual bachelor's degrees in Accounting and Business Information Systems from Villa Julie College in Stevenson, MD (now Stevenson University).  She is a certified public accountant (CPA) and a chartered global management accountant (CGMA).

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $223 billion in assets under management as of June 30, 2015. Learn more at: www.LincolnFinancial.com. Find us on Facebook, Twitter (@lincolnfingroup), LinkedIn and YouTube. To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Media Relations:	Michael Arcaro	Investor Relations:	Chris Giovanni
	(484) 583-1793		(484) 583-1799
	michael.arcaro@lfg.com		investor.relations@lfg.com